INDEPENDENT AUDITORS' CONSENT

We consent to the use of this Post-Effective Amendment No. 36 to Registration Statement No. 2-52589 on Form S-6 of Prudential's Annuity Plan Account-2 of The Prudential Insurance Company of America (1) of our report dated February 15, 1996, relating to the financial statements of Prudential's Annuity Plan Account-2, (2) of our report dated February 15, 1996, relating to the financial statements of Prudential's Gibraltar Fund, Inc., and (3) of our report dated March 1, 1996, except for Note 1A as to which the date is March 10, 1997, relating to the statutory financial statements of The Prudential Insurance Company of America in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" and "Experts" in such Prospectus.



Deloitte & Touche LLP
Parsippany, New Jersey
April 25, 1997